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Exhibit 10.76

Amended and Restated First Amendment
to
Delta Founder Airline Services Agreement

        This Amended and Restated First Amendment to the Delta Founder Airline Services Agreement (this "Amendment"), dated as of June 4, 2004, by and between Worldspan, L.P. ("Worldspan") and Delta Air Lines, Inc. ("Delta") amends and restates the First Amendment to Delta Founder Airline Services Agreement (the "Former First Amendment"), dated as of March 25, 2004, by and between Worldspan and Delta and amends the Delta Founder Airline Services Agreement (the "Agreement"), dated as of June 30, 2003, by and between Worldspan and Delta. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

        WHEREAS, the Agreement provides that Worldspan will provide certain credits to Delta to be applied against service fee payments due from Delta to Worldspan under the Agreement;

        WHEREAS, Worldspan and Delta entered into the Former First Amendment on March 25, 2004, and now desire to amend and restate the Former First Amendment to reflect certain additional terms and provisions as provided herein;

        NOW, THEREFORE, in consideration of the agreements, terms and conditions set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Section 4.8 is hereby added to the Agreement to read as follows:

        "4.8    Termination of FASA Credits upon an IPO.    From and after the consummation of an Initial Public Offering and Delta's receipt of the FASA Credit Termination Payment (as defined below), Section 4.4 hereof and the defined terms utilized therein if such defined terms are not utilized elsewhere in the Agreement shall have no further force and effect and the following provisions of this Section 4.8 shall apply:

          (a)   Immediately after consummation of an Initial Public Offering, Worldspan shall pay to Delta by wire transfer of immediately available funds an amount equal to the FASA Credit Termination Payment.

        As used herein, the "FASA Credit Termination Payment" means:

(i)	$78,121,056, in the event of an Initial Public Offering in May, 2004,
(ii)	$77,415,726, in the event of an Initial Public Offering in June, 2004,
(iii)	$76,704,224, in the event of an Initial Public Offering in July, 2004,
(iv)	$75,986,498, in the event of an Initial Public Offering in August, 2004, or
(v)	$75,262,491, in the event of an Initial Public Offering in September, 2004,

    in each case of clauses (i), (ii), (iii), (iv) or (v), as reduced by:

            (A)  the amount of any Delta FASA Credits applicable under Schedule 4.4(a) hereto to any calendar month following the Initial Public Offering and which have been included in invoices by Worldspan under Article 4 of the Agreement relating to periods prior to the Initial Public Offering,

            (B)  the amount of any Recoupment Amounts which have not, prior to the Initial Public Offering, been reflected in a Current Invoice,

            (C)  if the FASA Credit Termination Payment is made to Delta on or prior to September 30, 2004, the amount of any Delta FASA Claim Amounts which have not, prior to the Initial Public Offering, been reflected in a Current Invoice and have been deposited by

    Worldspan into the escrow agreement specified in Section 4.4(b)(3) of the Agreement as it was in effect prior to the contingent modifications contemplated by this Section 4.8 and

            (D)  the Required Escrow Amount (as defined in Section 4.8(c)).

          (b)   Upon receipt of the FASA Credit Termination Payment, Delta shall no longer earn and shall no longer be entitled to any Delta FASA Credits earned under the Agreement and Worldspan shall have no further rights or obligations under Section 4.4 of the Agreement, including with respect to any Delta FASA Credits, FASA Credit Excess Amounts, FASA Cash Payments or the Delta Continuing Payment.

          (c)   If the FASA Credit Termination Payment is made to Delta on or prior to September 30, 2004, a portion of the FASA Credit Termination Payment equal to the Required Escrow Amount (as defined below) will be deposited by Worldspan into the escrow account (the "Escrow Account") established pursuant to the Worldspan/Delta Escrow Agreement (as defined below) and such amount will be subject to the terms and conditions of the Worldspan/Delta Escrow Agreement. As used herein, the "Required Escrow Amount" means the amount of $24,000,000 less (i) any amounts recouped by Worldspan as a Delta Indemnity Claim Amount under Section 4.4(b)(2) of the Agreement and deposited by Worldspan into the escrow account established pursuant to the Worldspan/Delta Indemnity Claim Escrow Agreement (the "Worldspan/Delta Indemnity Claim Escrow Account") prior to the Initial Public Offering and (ii) any amounts set off by Worldspan Technologies Inc. ("WTI") against its obligations under the Subordinated Note (the "Subordinated Note"), dated June 30, 2003, from WTI to Delta as Indemnity Claim Amounts (as defined in the Subordinated Note) and deposited by WTI into the Worldspan/Delta Indemnity Claim Escrow Account prior to the Initial Public Offering. As used herein, the "Worldspan/Delta Escrow Agreement" means the Worldspan/Delta Escrow Agreement substantially in the form contained in Schedule 4.8 hereto. If the FASA Credit Termination Payment is made to Delta on or prior to September 30, 2004, Worldspan, WTI and Delta agree to execute the Worldspan/Delta Escrow Agreement prior to such payment.

          (d)   Upon the occurrence of a Delta General Termination, Delta Bankruptcy FASA Rejection, or termination of this Agreement without cause by Delta in breach of Section 7.1(b) hereof, each prior to June 30, 2012, Delta shall pay to Worldspan on a monthly basis commencing at the effective time of such termination until and including June, 2012, an amount in cash equal to the amount listed in Column B as the applicable Delta FASA Credit for such month on Schedule 4.4(a) hereof. Any payments due from Delta pursuant to this Section 4.8(d) shall be made by wire transfer of immediately available funds from Delta to Worldspan on the first business day of each calendar month following the month in which such termination occurs; provided, however, for the calendar month in which such termination occurs, Delta shall pay to Worldspan a prorated amount of the Delta FASA Credit specified for such month in Column B on Schedule 4.4(a) hereto equal to the amount listed on such schedule for such month multiplied by a fraction, the numerator of which is the number of days remaining in such month following the date of termination and the denominator of which is the total number of days in such month.

          (e)   As used herein, the "Initial Public Offering" means the initial underwritten sale of common equity interests of WTI, or any affiliate of WTI other than Worldspan (each, and WTI, a "WTI Entity") to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, with gross proceeds to any one or more WTI Entity of $200,000,000 or more, if immediately thereafter any WTI Entity has publicly held common equity interests listed on a national securities exchange or NASD automated quotation system."

2.
Section 7.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

        "Section 7.1    Termination Without Cause.

            (a)   In the event that an Initial Public Offering is not consummated on or before September 30, 2004, Delta may terminate this Agreement without cause by giving Worldspan at least one (1) year's, but not more than two (2) years', prior written notice of such termination and the date upon which the termination will be effective, which termination effective date may be (i) if the notice thereof is given prior to the occurrence of a Delta Note Transfer, no earlier than twelve (12) months after the Effective Date, or (ii) if the notice thereof is given after the occurrence of a Delta Note Transfer, no earlier than thirty (30) months after the Effective Date; provided, however, that, if the termination results in Delta having a funding obligation pursuant to Section 1.2(a) of the Worldspan/Delta Indemnity Claim Escrow Agreement, then the termination shall not be effective unless and until Delta has performed that funding obligation in full.

            (b)   In the event that an Initial Public Offering is consummated on or before September 30, 2004, Delta may terminate this Agreement without cause by giving Worldspan at least one (1) year's, but not more than two (2) years', prior written notice of such termination and the date upon which the termination will be effective."

3.
The definition of "TTPC" in Schedule 1.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

  "TTPC' means Travel Transaction Processing Corporation, a Delaware corporation, which changed its name to Worldspan Technologies Inc. in March, 2004."

4.
(a)    Worldspan and WTI each hereby covenants and agrees to comply with Section 9.15 of any Founder Airline Services Agreement between Worldspan and any other Founder Airline and Section 17 of any Worldspan/Northwest Indemnity Claim Escrow Agreement, or similar or substitute agreement (the "Non-Discrimination Provisions") between Worldspan and/or WTI and any other Founder Airline as the Non-Discrimination Provisions may relate to the transactions contemplated by this Amendment and shall, jointly and severally, indemnify, defend and hold harmless Delta, its officers, directors and Affiliates (each, a "Delta Indemnitee"), from, and reimburse any Delta Indemnitee for any Loss arising out of, resulting from or in connection with any claim, action or suit (each, a "Claim") brought by any third party against any Delta Indemnitee with respect to the transactions contemplated by this Amendment to the extent resulting from acts or omissions by Worldspan or WTI (including the execution of this Amendment); provided that the indemnification provided under this Section 4 shall not apply to any Claims or Loss to the extent arising out of, resulting from or in connection with any acts or omissions of any Delta Indemnitee (including with respect to any breach or default by any Delta Indemnitee of any contract, agreement or instrument applicable to such Delta Indemnitee); provided further that the foregoing proviso does not apply to the mere fact that Delta has entered into this Amendment if the Claim is brought by any other Founder Airline or its Affiliate.

          (b)   As promptly as practicable, and in any event within 30 days, after any Delta Indemnitee shall receive any notice of, or otherwise become aware of, the commencement of any Claim or the assertion of any Claim, for which indemnification is provided for under this Section 4 (an "Indemnification Event"), such Delta Indemnitee shall give written notice (an "Indemnification Claim") to the party from which such indemnification is (or, under such assumption, could be) sought (an "Indemnifying Party") describing in reasonable detail the Indemnification Event and the basis on which indemnification is (or, under such assumption, could be) sought; but the failure of the Delta Indemnitee to give the Indemnification Claim within such time period shall not relieve the Indemnifying Party of any liability hereunder in respect of such Indemnification Event

  (or the facts or circumstances giving rise thereto) except to the extent that such Indemnifying Party is materially prejudiced or harmed as a consequence of such failure. The Indemnifying Party shall (whether or not the Delta Indemnitee is entitled to claim indemnification under this Section 4) be entitled to, and the Delta Indemnitee shall provide the Indemnifying Party with the right to, participate in, and assume sole control over, the defense and settlement of such Claim (with counsel reasonably satisfactory to the Delta Indemnitee); provided, however, that (i) the Indemnifying Party or Indemnifying Parties shall (x) provide written notice to the Delta Indemnitee of its or their election to assume control of the defense of such Claim and (y) have expressly agreed in writing that, as between the Indemnifying Party and the Delta Indemnitee, the Indemnifying Party shall be solely obligated to satisfy and discharge such Claim, (ii) the Delta Indemnitee shall be entitled to participate in the defense of such Claim and to employ counsel at its own expense to assist in the handling of such Claim, provided that if there is an actual conflict of interest between the Indemnifying Party and the Delta Indemnitee, which in the reasonable opinion of counsel to the Delta Indemnitee would prevent one counsel from representing both the Indemnifying Party and the Delta Indemnitee in any matter, the Indemnifying Party shall be responsible for all such reasonable counsel expenses of the Delta Indemnitee, and (iii) the Indemnifying Party shall obtain the prior written approval of the Delta Indemnitee, which approval shall not be unreasonably withheld or delayed, before entering into any settlement of such Claim or ceasing to defend against such Claim if (x) as a result of such settlement or ceasing to defend, injunctive or other equitable relief would be imposed against the Delta Indemnitee or (y) in the case of a settlement, the Delta Indemnitee would not thereby receive from the claimant an unconditional release from all further liability in respect of such Claim. After written notice by the Indemnifying Party or Indemnifying Parties to the Delta Indemnitee of its or their election to assume control of the defense of any such Claim, subject to the provisions of the following exceptions, the Indemnifying Party or Indemnifying Parties shall not be liable hereunder to indemnify any Person for any Legal Expenses (as defined below) subsequently incurred in connection therewith. If the Indemnifying Party or Indemnifying Parties do not assume sole control over the defense or settlement of such Claim as provided in this Section 4 within a reasonable period of time, or, after assuming such control, fails to diligently defend against such Claim in good-faith (it being agreed that settlement of such Claim does not constitute such a failure to defend) the Delta Indemnitee shall have the right (as to itself) to defend and, upon obtaining the written consent of the Indemnifying Party if such Indemnifying Party is liable for the Losses with respect to such Claim, settle the claim in such manner as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Delta Indemnitee therefor in accordance with this Section 4. Notwithstanding the foregoing provisions of this Section 4, the Delta Indemnitee shall have the right at all times to take over and assume the control (as to itself) of the defense or settlement of any Claim; provided, however, that in such event and if the Delta Indemnitee has not taken over control of such Claim under the previous sentence the Indemnifying Party or Indemnifying Parties shall cease to have any obligation under this Section 4 in respect of such Claim. The Indemnifying Party shall not be liable under this Section 4 for any settlement or compromise effected without its consent.

          (c)   The Delta Indemnitee and the Indemnifying Party shall each cooperate fully (and shall each cause its Affiliates to cooperate fully) with the other in the defense of any Claim pursuant to Section 4. Without limiting the generality of the foregoing, each such Person shall furnish the other such Person (at the expense of the Indemnifying Party) with such documentary or other evidence as is then in its or any of its Affiliates' possession as may reasonably be requested by the other Person for the purpose of defending against any such Claim.

          (d)   As used herein, "Legal Expenses" means fees, costs and expenses of any kind incurred by any Delta Indemnitee and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

5.
A new Schedule 4.8 is hereby added to the Agreement in the form of Annex A to this Amendment.

6.
Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect and are fully binding upon and enforceable against the parties hereto.

7.
This Amendment may not be amended or modified except by a written agreement signed by Worldspan and Delta.

8.
This Amendment shall be governed by, and shall be enforced and construed in accordance with, the laws of the State of New York (other than its rules regarding conflicts of laws).

9.
This Amendment may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that such parties are not signatories to the same counterpart.

10.
This Amendment amends and restates the Former First Amendment.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first written above.

WORLDSPAN, L.P.
/s/ MICHAEL S. WOOD By: Michael S. Wood Title: CFO
DELTA AIR LINES, INC.
/s/ JAMES M. WHITEHURST By: James M. Whitehurst Title: Chief Network and Planning Officer
Solely for purposes of Sections 1 and 4 of this Amendment:
WORLDSPAN TECHNOLOGIES INC.
/s/ MICHAEL S. WOOD By: Michael S. Wood Title: CFO

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Amended and Restated First Amendment to Delta Founder Airline Services Agreement